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                                                                      EXHIBIT 12

                CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES

        Statement Re: Computation of Ratios of Earnings to Fixed Charges
                         (Dollar amounts in thousands)

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
                                                                 Years ended September 30
                                                     1995       1994       1993       1992       1991
                                                     ----       ----       ----       ----       ----
Earnings:
      Pre-tax income from continuing operations    $256,342   $118,325   $ 67,900   $116,599   $ 62,362
      Distributed income of affiliated companies     11,699      5,638      5,988      5,766      4,688
      Add fixed charges:
          Interest on indebtedness                   35,639     41,668     44,043     41,714     38,661
          Portion of rents representative of
               the interest factor                    5,515      5,879      4,838      4,933      5,715
                                                   --------   --------   --------   --------   --------
      Income as adjusted                           $309,195   $171,510   $122,769   $169,012   $111,426

Fixed charges:
      Interest on indebtedness                     $ 35,639   $ 41,668   $ 44,043   $ 41,714   $ 38,661
      Capitalized interest                                _          _          _      3,963      8,745
      Portion of rents representative of
          the interest factor                         5,515      5,879      4,838      4,933      5,715
                                                   --------   --------   --------   --------   --------
      Total fixed charges                          $ 41,154   $ 47,547   $ 48,881   $ 50,610   $ 53,121

      Ratio of earnings to fixed charges               7.51       3.61       2.51       3.34       2.10
                                                   ========   ========   ========   ========   ========
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